                                                                    Exhibit 23.1



                        Consent of Independent Auditors



The Board of Directors
Community Bankshares, Inc.

We consent to the use of our report, incorporated herein by reference, dated January 17, 1996, on the consolidated financial statements of Community Bankshares, Inc. and subsidiaries (the Company) as of December 31, 1995,
June 30, 1995 and 1994, and for the six months ended December 31, 1995, and for each of the years in the three-year period ended June 30, 1995. Our report refers to the Company's adoption of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65," effective July 1, 1994.



                                               /s/ KPMG Peat Marwick LLP

                                               KPMG PEAT MARWICK LLP


Boston, Massachusetts
April 2, 1996